UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chipotle Mexican Grill, Inc

1401 Wynkoop Street, Suite 500

Denver, CO 80202

April 2, 2009

DEAR SHAREHOLDER:

You are cordially invited to attend the annual meeting of shareholders of Chipotle Mexican Grill, Inc., which will be held on May 21, 2009 at 8:00 a.m. local time at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado. Details of the business to be conducted at the annual meeting are given in the notice of meeting and proxy statement that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was mailed to you.

Sincerely,

/s/ Steve Ells
Chairman of the Board and Co-Chief Executive Officer

NOTICE OF MEETING

The 2009 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be held on May 21, 2009 at 8:00 a.m. local time at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, 80202. Shareholders will consider and take action on the following matters:

1.	Election of the two directors named in this proxy statement, Steve Ells and Patrick J. Flynn, each to serve a three-year term (Proposal A);

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2009 fiscal year (Proposal B); and

3.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this notice.

The record date for the meeting has been fixed by the Board of Directors as the close of business on March 27, 2009. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Monty Moran
Co-Chief Executive Officer, Secretary and Director

April 2, 2009

Please execute your vote promptly by following the instructions included on the Notice of Availability of Proxy Materials that was mailed to you.

CHIPOTLE MEXICAN GRILL, INC.

1401 Wynkoop Street, Suite 500

Denver, Colorado 80202

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Thursday, May 21, 2009, beginning at 8:00 a.m. at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado. This proxy statement was prepared under the direction of the company’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about April 2, 2009.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record of our Class A common stock or our Class B common stock on March 27, 2009, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting. On each matter to be voted on, you may cast one vote for each share of Class A common stock you hold and ten votes for each share of Class B common stock you hold. As of March 27, 2009 there were 14,643,749 shares of Class A common stock and 17,314,890 shares of Class B common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on two proposals:

Proposal A –	Election of two directors: Steve Ells and Patrick J. Flynn

Proposal B –	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal 2009

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each proposal.

How do I vote?

If you hold your shares through a broker, bank, or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. In most instances, you can do this over the Internet, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy you may mark, sign, date and mail your proxy card in the postage-paid envelope provided. The Notice of Internet Availability of Proxy Materials that was mailed to you has specific instructions for how to submit your vote. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a shareholder of record you may not vote your shares in person at the meeting without obtaining authorization from your broker, bank or other nominee.

If you are a shareholder of record, you can vote your shares over the Internet as described in the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the annual meeting.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Will my shares held in street name be voted if I do not provide my proxy?

If you hold your shares through a brokerage firm your shares might be voted even if you do not provide the firm with voting instructions. Under the rules of the New York Stock Exchange, or NYSE, on “routine” matters brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The election of directors and the proposal to ratify the appointment of our independent registered public accounting firm are considered routine matters for this purpose, assuming that no shareholder contest arises as to either of these matters.

Can I Change My Vote?

You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	re-submitting your vote on the Internet;

•	if you are a shareholder of record, by sending a written notice of revocation to our corporate Secretary at our principal offices, 1401 Wynkoop Street, Suite 500, Denver, CO 80202; or

•	if you are a shareholder of record, by attending the annual meeting and voting in person.

Attendance at the annual meeting will not by itself revoke your proxy. If you hold shares in street name and wish to cast your vote in person at the meeting, you must contact your broker, bank or other nominee to obtain authorization to vote.

What constitutes a quorum?

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of capital stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item.

What vote is required to approve each proposal?

Proposal A –	The two nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. If you mark your proxy to “withhold” your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal B –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009 requires the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

How is this proxy statement being delivered?

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission, or SEC. Accordingly we are distributing, to our shareholders of record and beneficial owners at the close of business on March 27, 2009, a Notice of Internet Availability of Proxy Materials. On the date of distribution of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials are also available free of charge upon request at 1-800-579-1639, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing should include the 12-digit control number included on the Notice of Internet Availability of Proxy Materials you received.

If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the Notice of Internet Availability of Proxy Materials, or by enrolling on the Investors page of our web site at www.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to the beneficial owners of the shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 27, 2009, as to the beneficial ownership of shares of each class of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of either class of our common stock;

•	each of the executive officers listed in the Summary Compensation Table appearing later in this proxy statement;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes voting or investment power over shares. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 14,643,749 outstanding shares of Class A common stock and 17,314,890 outstanding shares of Class B common stock as of March 27, 2009. For purposes of calculating each person’s or group’s percentage ownership, shares of Class A common stock issuable pursuant to stock options or stock appreciation rights exercisable within 60 days after March 27, 2009, are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Shareholder	Class A Common Stock	Percentage of Class	Class B Common Stock	Percentage of Class	Total Voting Percentage Owned	Total Equity Percentage Owned
Beneficial holders of 5% or more of either class of common stock
Barclays Global Investors, NA (1)	1,298,399	8.87%	—	—	—	4.06%
Capital World Investors (2)	1,774,030	12.11%	2,257,000	13.04%	12.96%	12.61%
FMR Corp. (3)	2,765,150	18.88%	1,347,215	7.78%	8.65%	12.87%
Hussman Econometrics Adviors, Inc. (4)	750,000	5.12%	—	—	—	2.35%
Pequot Capital Management, Inc. (5)	—	—	1,048,300	6.05%	5.58%	3.28%
T. Rowe Price Associates, Inc. (6)	—	—	3,026,950	17.48%	16.12%	9.47%
Tremblant Capital Group (7)	—	—	1,052,735	6.08%	5.61%	3.29%
William Blair & Company, LLC (8)	1,226,674	8.38%	—	—	—	3.84%

Directors and executive officers
Steve Ells (9)(10)	205,100	1.39%	403,250	2.33%	2.26%	1.89%
John Hartung (11)	103,000	*	229	*	*	*
Montgomery Moran (10)(12)	117,803	*	153,333	*	*	*
Bob Blessing (13)	28,000	*	—	—	*	*
Rex Jones (14)	30,513	*	4,000	*	*	*
Mark Crumpacker	5,330	*	—	—	*	*
Albert Baldocchi (10)(15)	24,579	*	162,841	*	*	*
John Charlesworth	15,579	*	—	—	*	*
Neil Flanzraich	1,071	*	—	—	*	*
Patrick Flynn	29,579	*	—	—	*	*
Darlene Friedman (10)(16)	1,579	*	9,000	*	*	*
All D&O’s as a group (11 people) (17)	562,133	3.76%	732,653	4.23%	4.20%	4.01%

*	Less than one percent (1 percent)

(1)	Based solely on a report on Schedule 13G filed on February 5, 2009. The address of Barclays Global Investors, NA is 400 Howard Street, San Francisco, California 94105.

(2)	Based solely on reports on Schedule 13G/A filed on February 13, 2009. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(3)	Based solely on a report on Schedule 13G/A filed on February 17, 2009. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Based solely on a report on Schedule 13G filed on January 14, 2009. The address of Hussman Econometrics Advisors, Inc. is c/o Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

(5)	Based solely on a report on Schedule 13G/A filed on February 24, 2009. The address of Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, Connecticut 06880.

(6)	Based solely on a report on Schedule 13G/A filed on February 11, 2009. Shares of Class B common stock beneficially owned by T. Rowe Price Associates, Inc. (Price Associates) are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 1,900,000 shares, representing 10.97 percent of the shares of Class B common stock outstanding), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7)	Based solely on a report on Schedule 13G filed on February 9, 2009. The address of Tremblant Capital Group is 767 Fifth Avenue, New York, New York 10153.

(8)	Based solely on a report on Schedule 13G filed on January 12, 2009. The address of William Blair & Company, LLC is 222 W. Adams, Chicago, Illinois 60606.

(9)	Shares of Class A common stock beneficially owned by Mr. Ells include: 55,000 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and which Mr. Ells has the right to vote; and 150,000 shares underlying vested stock options.

(10)	Shares of Class B common stock reflected as beneficially owned by Mr. Ells, Mr. Moran, Mr. Baldocchi and Ms. Friedman are entitled to piggyback registration rights.

(11)	Shares of Class A common stock beneficially owned by Mr. Moran include: 30,000 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and which Mr. Moran has the right to vote; and 150,000 shares underlying vested stock options.

(12)	Shares of Class A common stock beneficially owned by Mr. Hartung include: 20,600 shares jointly owned by Mr. Hartung and his spouse; 20,000 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and which Mr. Hartung has the right to vote; and 48,000 shares underlying vested stock options. Shares of Class B common stock beneficially owned by Mr. Hartung include 81 shares jointly owned by Mr. Hartung and his spouse and 148 shares beneficially owned by his minor children. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(13)	Shares of Class A common stock beneficially owned by Mr. Wilner include: 15,000 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and which Mr. Wilner has the right to vote; and 40,000 shares underlying vested stock options.

(14)	Shares of Class A common stock beneficially owned by Mr. Blessing include 20,000 shares underlying vested stock options.

(15)	Shares of Class A common stock beneficially owned by Mr. Jones include: 20,333 shares underlying vested stock options; and 4,545 shares held by a revocable trust of which Mr. Jones is a co-trustee.

(16)	Shares of Class B common stock beneficially owned by Mr. Baldocchi include 140,623 shares owned jointly by Mr. Baldocchi and his spouse. The shares beneficially owned by Mr. Baldocchi are pledged as collateral to secure a personal line of credit.

(17)	Shares of Class B common stock beneficially owned by Ms. Friedman are held by a revocable trust of which Ms. Friedman is a co-trustee.

(18)	See Notes (9) through (12) and (14) through (17).

PROPOSAL A

ELECTION OF TWO DIRECTORS

Our Board of Directors has seven members divided into three classes. Each director serves a three year term and will continue in office until a successor has been elected and qualified, subject to the director’s earlier resignation, retirement or removal from office. The current term of office of our Class I directors will end at this year’s annual meeting of shareholders. The current term of office of our Class II directors will end at the annual meeting in 2010 and the term of our Class III directors will end at the annual meeting in 2011.

Steve Ells and Patrick J. Flynn are currently serving as Class I directors and are the nominees for election as directors to serve for a three year term expiring at the 2012 annual meeting of shareholders. Both of the nominees were nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and have consented to serve if elected. If either nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason why the nominees would not be able to serve if elected.

The two nominees receiving a plurality of votes cast at the meeting will be elected as Class I directors. Abstentions, withheld votes and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Ells and Flynn as Class I directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each of the two nominees and each current director. The respective current terms of all directors expire on the dates set forth below or until their successors are elected and have qualified.

Class I directors whose terms expire at the 2009 annual meeting of shareholders and who are nominees for terms expiring at the 2012 annual meeting		Age	Director Since
Steve Ells	Mr. Ells founded Chipotle in 1993. He is Co-Chief Executive Officer and was appointed Chairman of the Board in 2005, and has served as a director since 1996. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco. He is a member of the board of directors of The Land Institute. Mr. Ells graduated from the University of Colorado with a Bachelor of Arts degree in art history, and is also a 1990 Culinary Institute of America graduate.	43	1996

Patrick J. Flynn	Mr. Flynn has been retired since January 2, 2001. Prior to retiring, Mr. Flynn spent 39 years at McDonald’s Corporation where he held a variety of executive and management positions, most recently as Executive Vice President responsible for strategic planning and acquisitions.	66	1998

Class II directors whose terms expire at the 2010 annual meeting of shareholders		Age	Director Since
Albert S. Baldocchi	Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for a variety of privately-held companies with a specialization in multi-unit restaurant companies. Mr. Baldocchi holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.	55	1997

Neil W. Flanzraich	Mr. Flanzraich has been a private investor since February 2006. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1991 to 1995, Mr. Flanzraich served as Senior Vice President and a member of the Corporate Operating Committee of Syntex Corporation, an international pharmaceutical company. He is also a director of Continucare Corporation (Amex:CNU), Equity One Inc. (NYSE:EQY), Javelin Pharmaceuticals, Inc. (Amex:JAV), and BELLUS Health Inc. (TSX:BLUS). Mr. Flanzraich received an A.B. from Harvard College (phi beta kappa, magna cum laude) and a J.D. from Harvard Law School (magna cum laude).	65	2007

Darlene J. Friedman	Prior to retiring in 1995, Ms. Friedman spent 19 years at Syntex Corporation where she held a variety of management positions, most recently as Senior Vice President of Human Resources. While at Syntex Corporation, Ms. Friedman was a member of the corporate executive committee and the management committee. Ms. Friedman holds a Bachelor of Arts degree in psychology from the University of California at Berkeley and an MBA from the University of Colorado.	66	1995

Class III directors whose terms expire at the 2011 annual meeting of shareholders		Age	Director Since
John S. Charlesworth	Mr. Charlesworth has served as a director of Chipotle since 1999. He is currently the sole owner/member of Hunt Business Enterprises LLC and EZ Street LLC. Before retiring in 2000, Mr. Charlesworth worked for McDonald’s for 26 years, most recently as president of its midwestern division from July 1997 to December 2000. He holds a Bachelor of Science degree in business, majoring in economics, from Virginia Polytechnic Institute.	62	1999

Montgomery F. (Monty) Moran	Mr. Moran is our Co-Chief Executive Officer. He was appointed to this position on January 1, 2009, after serving as President and Chief Operating Officer since March 2005. Mr. Moran previously served as chief executive officer of the Denver law firm Messner & Reeves, LLC, where he was employed since 1996, and as general counsel of Chipotle. Mr. Moran holds a Bachelor of Arts degree in communications from the University of Colorado and a J.D. from Pepperdine University.	42	2006

The Board of Directors held seven meetings in 2008 and acted by written consent three times. All directors attended at least 75 percent of the meetings of the Board and of committees of which they were members during 2008. The Board has requested that each member of the Board attend our annual shareholder meetings absent extenuating circumstances, and all directors attended the 2008 annual meeting of shareholders.

A Majority of our Board Members are Independent

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the New York Stock Exchange. Based on that review, in February 2009 the Board determined that none of our directors have any relationships, transactions or arrangements that would compromise their independence, except Messrs. Ells and Moran, our Co-Chief Executive Officers. In particular, the Board determined that the registration rights granted to Mr. Baldocchi and Ms. Friedman, as described below under “Certain Relationships and Related Party Transactions,” do not constitute a material relationship that would create material conflicts of interest or otherwise compromise the independence of Mr. Baldocchi or Ms. Friedman in attending to their duties as directors. Accordingly, the Board concluded that each director other than Messrs. Ells and Moran qualifies as an independent director.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above, and for members of the Audit Committee, under the definition included in SEC Rule 10A-3(b)(1). Each committee operates pursuant to a written charter adopted by our Board of Directors which sets forth the committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link, and will be provided to any shareholder without charge upon the shareholder’s written request to our corporate Secretary.

Audit Committee

In accordance with its charter, the Audit Committee acts to (a) oversee the integrity of our financial statements, system of internal controls, risk management and compliance with legal and regulatory requirements, and (b) provide an open avenue of communication among our independent auditors, accountants, internal audit and financial management. The committee’s responsibilities include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The committee retains, determines the compensation of, evaluates, and when appropriate replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized on page 18 of this proxy statement.

The Audit Committee is required to establish procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The Audit Committee may retain independent advisors at our expense that it considers necessary for the completion of its duties.

The Audit Committee held ten meetings in 2008 and acted by written consent one time. The members of the Audit Committee are Messrs. Baldocchi (Chairperson), Charlesworth and Flanzraich. Our Board of Directors has determined that all of the Audit Committee members meet the enhanced independence requirements required of audit committee members by regulations of the SEC, and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations.

No member of the Audit Committee served on more than three audit or similar committees of publicly held companies, including Chipotle, in 2008. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 17.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the committee has in past years determined the compensation level of our Chairman and Chief Executive Officer based on an evaluation of his performance, and has also approved the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. Beginning in 2009, the committee has determined the compensation level of each of our Co-Chief Executive Officers, and the Co-Chief Executive Officers have jointly evaluated and made recommendations to the committee regarding the compensation of each other executive officer. The manner in which the committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation—Compensation Discussion and Analysis—Overview of Executive Compensation Determinations.”

The Compensation Committee charter also grants the committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee, except where such delegation is not allowed by legal or regulatory requirements.

The Compensation Committee has also been appointed by the Board to administer our Amended and Restated 2006 Stock Incentive Plan, and makes awards under the plan as described below under “Compensation Discussion and Analysis—Components of Compensation—Long-Term Incentives.” The committee has in past years delegated its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the committee in its delegation of authority. The committee has not delegated authority to make grants under the plan during 2009.

The Compensation Committee retains outside executive compensation consulting firms to provide the committee with advice regarding compensation matters and to conduct an annual review of our executive compensation programs. For 2008 the committee worked with Compensation Strategies, Inc. on executive compensation matters. Compensation Strategies also occasionally works with our senior human resources staff to provide us with advice on the design of our company-wide compensation programs and policies and other matters relating to compensation, in addition to working with the committee on executive compensation matters. Substantially all of the fees paid to Compensation Strategies during 2008 were in connection with the firm’s work with the committee on executive compensation. Compensation Strategies was retained pursuant to an engagement letter with the Compensation Committee, and the committee considers the firm to have sufficient independence from our company and executive officers to allow it to offer objective advice.

The Compensation Committee held nine meetings in 2008 and acted by written consent four times. The members of the committee are Ms. Friedman (Chairperson) and Mr. Flynn. A report of the Compensation Committee is found under the heading “Compensation Discussion and Analysis—Compensation Committee Report” on page 30.

Compensation Committee Interlocks and Insider Participation

There are no relationships between Ms. Friedman or Mr. Flynn, the members of our Compensation Committee, and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” Neither member of the committee is our employee and neither of them has ever been an officer of our company. The Board has determined that each of them qualifies as a “Non-Employee Director” under SEC Rule16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. Neither member of the committee, nor any organization of which either member of the committee is an officer or director, received any payments from us during 2008, other than the payments disclosed under “—Compensation of Directors” below. See “Certain Relationships and Related Party Transactions” for a description of agreements we have entered into with members of the committee.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include recommending to the Board improvements in our corporate governance principles, periodically (at least annually) reviewing the adequacy of such principles, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board by our shareholders at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board.

The committee periodically reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. The committee also reviews the nomination by our shareholders of candidates for election to the Board if such nominations are within the time limits and meet other requirements established by our bylaws. The committee oversees the evaluation of the performance of the Board and its committees and reviews and makes recommendations regarding succession plans for positions held by executive officers.

The Nominating and Corporate Governance Committee held three meetings in 2008. The members of the committee are Mr. Flynn (Chairperson) and Ms. Friedman.

Compensation of Directors

Directors who are also employees of Chipotle do not receive compensation for their services as directors. Directors who are not employees of Chipotle receive an annual retainer of $100,000, of which $40,000 is paid in cash and $60,000 is paid in restricted stock units representing shares of Class A common stock, based on the closing price of the stock on the grant date, which is the date of our annual meeting each year. Each director who is not an employee of Chipotle also receives a $2,000 cash payment for each meeting of the Board of Directors he or she attends and $1,500 for each meeting of a committee of the Board of Directors he or she attends ($750 in the case of telephonic attendance at an in-person committee meeting). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors as follows: $20,000 for the Audit Committee Chairperson, $10,000 for the Compensation Committee Chairperson, $6,000 for the Nominating and Corporate Governance Committee Chairperson, and $3,000 for the chairperson of any other committee established by the Board of Directors unless otherwise specified by the Board. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings. We have also adopted a requirement that each non-employee director is expected to own Chipotle common stock with a market value of at least $100,000 within four years of the director’s appointment or election to the Board. Unvested restricted stock units received as compensation for Board service count as shares owned for purposes of this requirement.

The compensation of each of our independent directors in 2008 is set forth below.

Name	Fees earned or paid in cash	Stock awards(1)	Total
Albert S. Baldocchi	$87,750	$60,016	$147,766
John S. Charlesworth	$67,750	$60,016	$127,766
Neil W. Flanzraich	$67,750	$60,016	$127,766
Patrick J. Flynn	$75,250	$60,016	$135,266
Darlene J. Friedman	$77,750	$60,016	$137,766

(1)	Reflects a grant to each non-employee director of restricted stock units representing 687 shares of Class A common stock on May 21, 2008, valued at a price per share of $87.36, the closing price of our Class A common stock on the grant date. The restricted stock units vest on the third anniversary of the grant date, subject to the director’s continued service as a director through that date. Vesting accelerates in the event of the retirement of a director who has served for a total of six years (including any breaks in service), or in the event the director leaves the Board following certain changes in control of Chipotle. Directors may elect in advance to defer receipt upon vesting of the shares underlying the restricted stock units.

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill Code of Conduct, which applies to all Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Co-Chief Executive Officers, our Chief Financial Officer and our principal accounting officer. The Corporate Governance Guidelines, Code of Conduct, and each of the Codes of Ethics are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link, and we will provide any of these documents in print to any shareholder who requests them by writing to our corporate Secretary.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our Codes of Ethics that apply to our executive officers or our principal accounting officer, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our website at www.chipotle.com.

Chairman of the Board

Mr. Ells, our founder and Co-Chief Executive Officer, also serves as Chairman of the Board. The Chairman of the Board presides at all meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws.

Lead Director

In December 2006, the Board appointed Mr. Baldocchi as the Lead Director. The Lead Director chairs Board meetings during any sessions conducted as executive sessions without employee members of management being present. The Lead Director also consults with the Chairman, the Co-Chief Executive Officers and the Chief Financial Officer on business issues, and with the Nominating and Corporate Governance Committee on Board management.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Our corporate Secretary or general counsel will review and sort communications before forwarding them to the addressee(s), although communications that do not, in the opinion of the Secretary or our general counsel, deal with the functions of the Board or a committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Non-management directors met in executive session without management at the end of each regularly-scheduled Board meeting during 2008. Mr. Baldocchi, as Lead Director, chaired the non-employee executive sessions of the Board held during 2008. The Board expects to conduct an executive session limited to non-employee Board members at each regularly-scheduled Board meeting during 2009, and independent directors may schedule additional sessions in their discretion.

At regularly-scheduled meetings of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, executive sessions are held from time to time with only the committee members in attendance, or with only the committee members and their advisors present, to discuss any topics the committee members deem necessary or appropriate.

Director Nomination Process and Policies Relating to Evaluation of Shareholder-Recommended Candidates

Mr. Ells and Mr. Flynn, the nominees for election as directors at this year’s annual meeting, were recommended to the Board as nominees by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee manages the overall process of selecting candidates to serve as directors, including the identification of director candidates who meet certain criteria set from time to time by the committee and the consideration of director candidates nominated by shareholders in accordance with our bylaws, including compliance with the deadlines described under “Other Business and Miscellaneous—Shareholder Proposals and Nominations for 2010 Annual Meeting—Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 45. The committee’s written charter requires that these criteria reflect at a minimum any requirements of applicable law and NYSE listing standards, a candidate’s strength of character, judgment and business experience, as well as factors relating to the current composition and structure of the Board such as specific areas of expertise and principles of diversity. The committee has no formal process for evaluating proposed nominees, but generally the biographical summaries or resumes of potential candidates are reviewed by the committee, in consultation with the Chairman of the Board (except in the case of a nomination of the incumbent Chairman of the Board). In the course of this review, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. The members of the Nominating and Corporate Governance Committee then decide which of the remaining candidates most closely match the committee’s criteria for the director position to be filled and are therefore deserving of further consideration.

The committee discusses these candidates, decides which of them, if any, should be pursued, gathers additional information if desired, and conducts interviews and decides whether to recommend one or more candidates to the Board for nomination. The Board discusses the committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those candidates selected as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).

On September 24, 2008, the Board approved amendments to our bylaws to revise the provisions requiring advance notice of business, including nominations for candidates to be elected to the Board, which a shareholder wishes to propose at an annual or special meeting of shareholders.

The amendments make the following changes to the bylaws:

•

Clarify that the procedures and requirements set forth in our bylaws are the exclusive means for a shareholder to propose business, including nomination of candidates to be elected to the Board, at a meeting of shareholders, except for proposals submitted for inclusion in our proxy statement in accordance with SEC Rule 14a-8.

•

Change the advance notice period for business (including nominations) that a shareholder intends to bring at an annual meeting (assuming the annual meeting is held no earlier than 30 days prior and no later than 60 days following the date of the prior year’s annual meeting) from at least 120 days prior to the date of the proxy statement released to shareholders for the previous year’s annual meeting to no earlier than 120 days prior to the anniversary date of the previous year’s annual meeting, and no later than 90 days prior to such anniversary date.

•

Specify that the advance notice period for nominations that a shareholder intends to make at a special meeting called for the purpose of electing directors is no earlier than 120 days prior to the date of such meeting, and no later than the later of 90 days prior to the meeting date or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such meeting, the 10th day following the public announcement of the date of the meeting and of the nominees proposed by the Board for election at such meeting.

•	Clarify that adjournment or postponement of a meeting date will not start a new time period for the giving of shareholder notice of nominations or other business as proposed above.

•

Require additional information about ownership interests of a proposing shareholder and certain related persons in shares of our stock and derivative instruments relating to our stock, as well as certain agreements any such person may be a party to with respect to the ownership or voting rights associated with our stock, or with respect to performance fees relating to our stock or derivative instruments relating to our stock.

•	Require additional information about nominees proposed by a shareholder for election to the Board, and require that such nominees complete a questionnaire to provide additional information to us.

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers or directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 44.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

PROPOSAL B

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2009 and to perform other permissible, pre-approved services. The committee has adopted a policy which sets out procedures that the committee must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the Audit Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law.

Ernst & Young LLP has served as our independent auditors since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2008 and 2007 are:

Fees for Services	2008	2007
Audit Fees (1)	$517,165	$537,811
Audit-Related Fees (2)	2,000	2,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$519,165	$539,811

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses related to SEC filings, comfort letters, consents, comment letters and accounting consultations.

(2)	Includes fees for a subscription to an Ernst & Young online service used for accounting research purposes.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2008, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2008 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

Neil W. Flanzraich

John S. Charlesworth

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy provides that the Audit Committee must pre-approve all audit, review and attest engagements and may do so on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the Audit Committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the Audit Committee may take into account whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The Audit Committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases.

The Audit Committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The Audit Committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Financial Officer also reports periodically to the Audit Committee any non-compliance with this policy of which he becomes aware. The Audit Committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full Audit Committee. The individual member of the Audit Committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the Audit Committee.

EXECUTIVE OFFICERS AND COMPENSATION

EXECUTIVE OFFICERS

In addition to Steve Ells, our Chairman of the Board and Co-Chief Executive Officer, and Monty Moran, our Co-Chief Executive Officer, each of whose biographies are included under the heading “Information Regarding the Board of Directors,” our executive officers are as follows:

John R. (Jack) Hartung, 51, is Chief Financial Officer. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees IT, training, and safety, security and risk. Mr. Hartung joined Chipotle in 2002 after spending 18 years at McDonald’s where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Rex A. Jones, 52, is Chief Development Officer, overseeing our real estate, design, construction, and facilities functions. Mr. Jones joined Chipotle in 1998 as director of real estate, and in 2005 he was promoted to executive director of development. Prior to coming to Chipotle, he worked at Blockbuster Corp. as vice president for Asia Pacific development. He also spent more than 13 years with McDonald’s in a variety of senior level real estate and development positions in the United States and Asia. Mr. Jones has a Bachelor of Science degree in business administration from Kansas State University.

Robert (Bob) N. Blessing Jr., 65, is Restaurant Support Officer, providing field support for our marketing and purchasing as well as overseeing our five regional directors and our corporate purchasing function. Mr. Blessing came to Chipotle in 1999 as a regional director, and opened our first restaurant in the Northeast region. His role expanded thereafter to include responsibility for additional markets, and from 2005 to 2008 he led our entire Northeast and Central regions. Before coming to Chipotle, he served in executive leadership roles at a number of food service and restaurant companies, including Vie de France Retail and Restaurant Bakery, Franchise Management Corporation (an Arby’s franchisee), and Thompson Hospitality (a contract food service company). Mr. Blessing has Bachelors and Masters degrees in business administration/economics from the University of Cincinnati.

Mark Crumpacker, 46, was appointed Chief Marketing Officer effective January 5, 2009. From December 2002 until December 2008 Mr. Crumpacker was Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, and prior to that served as creative director and in other leadership roles for a variety of design and media companies. Mr. Crumpacker attended the University of Colorado and received his B.F.A. from the Art College of Design in Pasadena, California.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers and explains the manner in which the Compensation Committee determines the actual compensation of our executive officers. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives which follow it regarding the compensation of our executive officers.

Compensation Philosophy and Objectives

Our philosophy with regard to the compensation of our employees, including our executive officers, is to reinforce the importance of performance and accountability at the corporate, regional and individual levels. We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:

•	Attracting, motivating, and retaining highly capable executives who are vital to our short- and long-term success, profitability, and growth;

•	Aligning the interests of our executives and shareholders by rewarding executives for the achievement of strategic and other goals that we believe will enhance shareholder value; and

•	Differentiating executive rewards based on actual performance.

The committee believes that these objectives are most effectively advanced when a significant portion of each executive officer’s overall compensation is in the form of at-risk elements such as incentive bonuses and long-term incentive-based compensation, which should be structured to closely align compensation with actual performance and shareholder interests.

The committee’s philosophy in structuring executive compensation rewards is that performance should be measured by comparing our company performance to market-wide performance in our industry, as well was comparing executive performance to internal goals set by management and our Board of Directors. See “—Overview of Executive Compensation Determinations—Market Data” below.

Overview of Executive Compensation Determinations

In setting compensation for our executive officers, the committee reviews tally sheet information reflecting the cash and equity-based compensation paid to each executive officer in each year since the officer started work with us (or since 1998 in the case of Mr. Ells, our Chairman and Co-Chief Executive Officer), as well as the accumulated value of all cash and equity-based compensation awarded to each executive officer. The committee also has historically conducted discussions with Mr. Ells regarding the performance of our other executive officers, and met in executive sessions to discuss the performance of Mr. Ells. Those discussions, together with the committee’s review of each executive officer’s historical compensation and accumulated long-term incentive pay, allow the committee to make compensation decisions in light of each executive officer’s achievement and other circumstances.

As a result of Mr. Moran’s promotion to Co-Chief Executive Officer in January 2009, beginning in 2009 he participates in the discussions between Mr. Ells and the committee regarding the performance of our other executive officers, and the committee meets in executive session to discuss Mr. Moran’s performance and determine his compensation as well as that of Mr. Ells.

The committee does not “benchmark” the compensation of any of our executive officers in the traditional sense. Rather, to supplement its review of each executive officer’s historical compensation and performance, the committee also refers to market data on executive compensation. From this data, the committee determines what it believes to be competitive market practice and approves individual compensation levels by reference to its assessment of market compensation, together with historical compensation levels, individual performance and other subjective factors.

The committee’s outside compensation consultant, Compensation Strategies, also provides input on compensation decisions, including providing comparisons to market levels of compensation as described below under “—Market Data.”

During 2008, Mr. Blessing and Mr. Jones were promoted into executive officer roles. Accordingly, the committee began reviewing and approving their total compensation during 2008 in addition to the compensation of our other executive officers. We also hired Mr. Crumpacker in 2009, and the committee approved his initial compensation package and will review and approve his compensation in future years as well.

Market Data

In December 2007, the committee determined to make compensation decisions by reference in part to a peer group comprised exclusively of companies in the restaurant industry. Because our management team as well as the investment community generally assess our performance by reference to other companies in our industry, the committee believed that setting compensation by reference to that same group would allow for the most meaningful comparisons of our actual performance against our peers, and therefore would enable the committee to best structure compensation packages for our executive officers in a manner rewarding superior operating performance and the creation of shareholder value.

Accordingly, beginning with 2008 the committee selected a restaurant industry peer group to be used to assess our company performance versus market-wide performance in our industry, and to determine market levels of pay for each particular executive officer. The restaurant peer group is comprised of all publicly-traded companies in the Global Industry Classification Standard, or GICS, restaurant industry with annual revenues greater than $600 million, excluding McDonald’s Corporation due to its substantially greater size than us and Triarc Companies, Inc. due to its ownership of a significant asset management business in addition to its restaurant holdings. At the time the committee made its initial executive compensation decisions for 2008 the companies included in the peer group were as follows: Bob Evans Farms, Inc., Brinker International, Inc., Burger King Holdings Inc., CBRL Group, Inc., CEC Entertainment, Inc., Centerplate Inc., The Cheesecake Factory Incorporated, CKE Restaurants, Inc., Darden Restaurants, Inc., Denny’s Corp., Domino’s Pizza Inc., Jack In The Box Inc., Landry’s Restaurants, Inc., O’Charley’s Inc., P.F. Chang’s China Bistro, Inc., Panera Bread Company, Papa Johns International Inc., Red Robin Gourmet Burgers, Inc., Ruby Tuesday, Inc., Sonic Corp., Starbucks Corporation, Steak N Shake Co., Texas Roadhouse Inc., Tim Horton’s Inc., Wendy’s International Inc., and YUM Brands Inc. The committee reviews the composition of the restaurant industry peer group periodically and will make adjustments to the peer group in response to changes in the size or business operations of companies in the peer group, other companies in the GICS restaurant industry the peer group, and us.

Data drawn from the restaurant peer group is adjusted by using regression analysis to eliminate variations in compensation level attributable to differences in size of the component companies. Compensation Strategies, the committee’s independent executive compensation consultant, performs this analysis.

Components of Compensation

The committee believes that by including in each executive officer’s compensation package incentive-based cash bonuses tied to individual performance and our financial and operating performance, as well as equity-based compensation where the reward to the executive is based on the value of our common stock, it can reward achievement of our corporate goals and the creation of shareholder value. Accordingly, the elements of our executive compensation are base salary, annual incentives, long-term incentives, and certain benefits and perquisites. The committee seeks to allocate compensation among these various components for each executive officer to emphasize pay-at-risk elements, consistent with market practice, in order to promote our pay-for-performance philosophy.

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year. We do not have written employment agreements with any of our executive officers providing for any particular level of base salary. Rather, the committee reviews the base salary of each executive officer at least annually and adjusts salary levels as the committee deems necessary or appropriate, based on the recommendations of our chief executive officer for each of the other officers. Base salaries are typically adjusted during the first quarter of each year. Base salaries are administered in a range around the 50th percentile of the market, while also taking into account an individual’s performance, experience, development, and internal equity issues. The committee anticipates that this range could extend from the 25th percentile and below for executive officers newer to their role, in a developmental period, or not meeting expectations, to the 90th percentile or higher for truly exceptional world class performers in critical roles who consistently exceed expectations.

The base salaries set for the executive officers for 2008 are discussed below under “– Discussion of Executive Officer Compensation Decisions—Base Salaries.”

Annual Incentives

We have designed, and the Compensation Committee oversees, an annual performance-based cash bonus program for all of our full-time regional and corporate employees, including our executive officers. We call this program our “Annual Incentive Plan,” or “AIP.” Bonuses under the AIP are based on the achievement of pre-established performance measures that the committee determines to be important to the success of our operations and financial performance, and therefore to the creation of shareholder value.

Early in each fiscal year, we set a target AIP bonus for each eligible employee, including approval by the committee of targets for each executive officer. Consistent with our overall compensation policies and philosophy, target AIP bonuses as a percent of each executive officer’s base salary are set in a range around the 50th percentile of the market. Individual targeted amounts can also be increased or decreased based on individual considerations such as level of responsibility, experience and internal equity issues.

Following completion of our year-end financial statements and each executive officer’s annual performance evaluation, actual bonuses are determined by applying to each executive officer’s target bonus a formula that increases or decreases the payout amount based on performance against the AIP measures approved by the committee.

See “—Discussion of Executive Officer Compensation Decisions—Annual Incentives—2008 AIP Payouts” below for a discussion of AIP bonuses for 2008.

Long-Term Incentives

We use long-term incentives as determined by the committee to be appropriate to motivate and reward our executive officers for superior levels of performance, to align the interests of the executive officers with those of the shareholders through the delivery of equity, and to add a retention element to the executive officers’ compensation. Eligibility for long-term incentives is generally limited to individuals who can have a substantial impact on our long-term success, as well as high potential individuals who may be moving into roles that may have a substantial impact.

Long-term incentive awards are made under our Amended and Restated 2006 Stock Incentive Plan, under which we are authorized to issue stock options, restricted stock or other equity-based awards denominated in shares of our Class A common stock. The plan is administered by the Compensation Committee, and the committee makes grants directly to our executive officers, and delegates to one or more executive officers the authority to make awards to employees other than the executive officers, within limits as to award sizes and aggregate award amounts. The committee also has discretion to set the terms of individual awards under the plan, and has set standardized terms each year that have been incorporated into every award under the plan for that particular year.

Prior to 2008, the majority of our long-term incentive awards were made in the form of stock option grants. We believe options align the economic interests of our employees, including our executive officers, with those of our shareholders, and closely tie rewards to corporate performance because options do not offer value unless our stock price increases. We also believe that the terms the committee has set for our stock options strike an appropriate balance between rewarding our employees for building shareholder value and limiting the dilutive effect to our shareholders of our equity compensation programs. The committee did determine in February 2008 to make awards of stock-only stock appreciation rights, or “SOSARs,” rather than options, in order to further limit dilution to our existing shareholders.

Also in February 2008, in order to include a longer-term performance element to the executive officers’ compensation packages, the committee determined to award a portion of each executive officer’s long-term incentive award in the form of performance shares with a targeted three-year performance term. The committee also authorized the cancellation of time-based restricted stock awards granted to the executive officers in 2007, and the replacement of those awards with performance-contingent restricted stock awards in order to comply with Section 162(m) of the tax code and related rules relating to deductibility of the compensation expense attributable to these awards.

The long-term incentive awards made in 2008 are described below under “—Discussion of Executive Officer Compensation Decisions—Option, Performance Share and Performance-Contingent Restricted Stock Grants during 2008.”

The committee has historically made option and other equity award grants on an annual basis, except in the case of certain key hires. In December 2006, the committee adopted a policy of making stock option grants only on an annual basis, within five business days following our public release of financial results for the previous fiscal year. We plan not to grant equity awards outside of this annual award cycle, absent exceptional circumstances. All options granted subsequent to our initial public offering have, and all options and SOSARs we grant in the future will have, an exercise or base price equal to no less than the closing market price of the underlying stock on the date of the grant.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives, and with additional benefit programs that are not available to all employees throughout our company.

Perquisites are generally provided to help us attract and retain top performing employees for key positions, and in some cases perquisites are designed to facilitate our executive officers bringing maximum focus to what we believe to be demanding job duties. In addition to the perquisites identified in notes to the Summary Compensation Table below, we have occasionally allowed executive officers to be accompanied by a guest when traveling for business on an airplane chartered by us. Executive officers have also used airplanes that are available to us through our charter relationship for personal trips; in each case the executive officer has fully reimbursed us for the cost of chartering the airplane. Our executive officers are also provided with personal administrative services by company employees from time to time, including scheduling of personal appointments and performing personal errands. We believe that the perquisites we provide our executive officers are currently consistent with market practices, and are reasonable and consistent with our compensation objectives.

We have also established a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We established this plan in order to continue benefits, including company matching contributions, that were offered prior to our separation from McDonald’s under certain McDonald’s plans in which our executive officers and other key employees were allowed to participate. We also believe it is critical to facilitate retirement savings and financial flexibility for our key employees. In addition, we believe that the deferred compensation plan is an important retention and recruitment tool because many of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Discussion of Executive Officer Compensation Decisions

Assessment of Company Performance

The committee generally sets the base salaries of, and makes long-term incentive awards to, the executive officers in February of each year. In making these decisions, the committee references our company performance primarily by comparing our sales growth, net income growth and total shareholder return to those measures for the restaurant peer group described above under “—Overview of Executive Compensation Determinations—Market Data.” In February 2008, the committee referred to these performance measures for the preceding two years (prior to which we were not a publicly-traded company) and determined that our company performance was outstanding based on each measure. Putting a relative weight of two-thirds on 2007 performance and one-third on 2006 performance, the committee determined that our sales growth was at the 99th percentile of the peer group, our growth in net income was at the 85th percentile, and total return to our shareholders was at the 92nd percentile. This assessment of company performance is only one factor used by the committee in making compensation decisions, as described in more detail below, but does play a significant role in the committee’s decision-making, consistent with our pay-for-performance philosophy. Because of our strong 2007 performance relative to market-wide performance in our industry, the committee generally set compensation levels for our executive officers for 2008 near the top end of the ranges that the committee believed to be appropriate for each executive officer.

However, 2008 was also marked by a worsening economy in the wake of the housing market downturn and credit crisis, as well as escalating commodities prices, including prices for a variety of food items. As a result, over the course of the year an extremely difficult operating environment for retail restaurants developed, and we were not immune from the difficulties facing our industry. Due primarily to these factors, our growth and financial performance during 2008 were adversely impacted, and as a result our AIP bonus payouts declined when compared to 2007 payouts. Total 2008 AIP bonus payouts to the executive officers were approximately 57 to 78 percent of targeted bonuses and 42 to 65 percent of 2007 payouts. The determination of AIP bonuses is described in more detail below under “—Annual Incentives—2008 AIP Payouts.”

Base Salaries

To set base salary levels for 2008, the committee compared 2006 and 2007 base salary levels and total compensation for each executive officer to the restaurant peer group. The committee also considered the contribution level of each officer and each officer’s effectiveness in his role. As a result of our outstanding performance in 2007 against our internal operating plan and as compared to our peer group as described above under “Discussion of Executive Officer Compensation Decisions—Assessment of Company Performance,” and additionally based on the committee’s determinations as to each officer’s performance and our significant growth, the committee decided to increase each executive’s base salary. The committee also considered the anticipated promotion in 2008 of Mr. Jones and Mr. Blessing into executive officer roles in determining their base salaries. The committee set Mr. Ells’s 2008 base salary at $1,000,000, Mr. Moran’s at $600,000, Mr. Hartung’s at $425,000, Mr. Wilner’s at $325,000, Mr. Blessing’s at $300,000, and Mr. Jones’s at $285,000.

In January 2009, the committee approved a base salary of $300,000 for Mr. Crumpacker when he joined us as Chief Marketing Officer, based on the recommendations of the Co-Chief Executive Officers and the committee’s review of market levels of compensation for this role.

The committee met in February 2009 to set base salaries for 2009 for our Co-Chief Executive Officers and to approve base salaries for 2009 for each other executive officer after considering the recommendations of the Co-Chief Executive Officers. Following review of the recommendations of the Co-Chief Executive Officers and their subjective evaluations of each officer’s performance during 2008, each executive officer’s historical compensation, ranges of market compensation for each officer, and discussions with Compensation Strategies, the committee approved base salaries for 2009 of $470,000 for Mr. Hartung, $325,000 for Mr. Blessing, and $300,000 for Mr. Jones. The committee also performed its own evaluation of the Co-Chief Executive Officers’

performance during 2008, and based on those evaluations and the other considerations set forth above set base salaries for 2009 of $1,100,000 for Mr. Ells and $850,000 for Mr. Moran. The difference in the base salaries of Mr. Moran and Mr. Ells is attributable to Mr. Moran’s recent promotion to the office of Co-Chief Executive Officer, whereas Mr. Ells has served as Chief Executive Officer since our inception.

Annual Incentives—AIP Structure

The formula to determine payouts under the AIP consists of a company performance factor, a team performance factor, and an individual performance factor, each stated as a percentage by which an executive officer’s target payout amount will be adjusted to determine actual cash bonuses. In most years, each of the company, team and individual performance factors could be adjusted downward to zero based on company, team or individual performance, which could result in no AIP bonuses being paid or an individual’s AIP bonus being significantly reduced. This ensures that AIP bonuses are not paid if our performance falls far short of our expectations, and avoids unduly rewarding employees not contributing to our success.

We include the company performance factor in the calculation to reward participating employees when our company performs well, which we believe focuses employees on improving corporate performance and aligns the interests of our employees with those of our shareholders. We include the team performance factor to promote teamwork and to provide rewards based on the areas of the company in which a participant can make the most impact. We include the individual performance factor to emphasize individual performance and accountability. Each of these components can reduce award levels when we, one of our “team” units, or an employee participating in the AIP don’t perform well, which further promotes accountability. We believe that as a whole, this structure results in the AIP rewarding our top performers, consistent with our goal of building shareholder value.

To determine the company and team performance factors for each year, during the first quarter of the year the committee approves targeted performance levels for a number of financial or operating measures (on a company-wide basis for the company performance factor and for each of our operating regions for the team performance factor), and key initiatives for improving our company during the year. The AIP formulas are structured so that achievement of the targeted financial and operating measures and achievement (as determined by the committee) of the key initiatives would result in company and team performance factors that would result in payout at the targeted bonus levels. Achievement above or below the targeted financial and operating measures, and over- or under-achievement of the key initiatives as determined by the committee, would result in company and team performance factors that would increase or decrease the executive officer’s target bonus based on a scale for each measure approved by the committee at the beginning of the year. The company and team performance factors to determine AIP payouts are calculated after the conclusion of the year by referencing actual company and regional performance on each of the relevant financial and operating measures, and on the key initiatives, to the scales approved by the committee, with any adjustments that the committee deems to be appropriate to account for unforeseen factors during the year. The team performance factor for corporate-level employees is the average of the regional team performance factors, subject to adjustment based on other variables considered by the committee relating to our corporate employees.

The individual performance factor is a function of the individual employee’s performance rating for the year. The precise individual performance factor is set following completion of the employee’s performance review, within a range of percentages associated with the employee’s performance rating. The committee evaluates the Chief Executive Officer’s performance, and approves individual performance factors for each other executive officer after considering recommendations from the Chief Executive Officer, in each case based on a subjective review of each officer’s performance for the year. Beginning in 2009, the committee will directly evaluate each of Mr. Ells and Mr. Moran, who were appointed Co-Chief Executive Officers as of January 1, 2009.

The committee also sets maximums each year for the company, team and individual performance factors. The committee may, in its discretion, authorize a deviation from the parameters set for any particular performance factor in order to account for exceptional circumstances and ensure that AIP bonuses further the objectives of our compensation programs. The committee exercised this discretion to authorize deviations from the terms of the AIP for 2008, as described below under “—Annual Incentives—2008 AIP Payouts,” and for 2007 as described in footnote 1 to the Summary Compensation Table below.

Annual Incentives—2008 AIP Payouts

The committee set the target annual AIP payouts during the first quarter of 2008, based in part by reference to the historical compensation of each executive officer, each officer’s performance during the year, and median target bonuses for comparable positions within the restaurant industry peer group. The AIP parameters were set to allow for maximum payouts equal to 204 percent of the target award, which the committee believes is adequate to reward achievement of outstanding results and motivate our employees to drive superior performance.

For 2008, as with past years, the four measures the committee selected to be used in determining the company and team performance factors were income from operations (prior to accrual for AIP payouts), new restaurant average daily sales, comparable restaurant sales increases, and new restaurant weeks of operation. Targeted performance for each measure (which would result in no adjustment to the company performance factor) was set at $149.65 million for operating income, $4,164 for new restaurant average daily sales, comparable restaurant sales increases of 7.0 percent, and 3,665 new weeks of operation. Consistent with our pay-for-performance philosophy these targets represented stretch goals, the achievement of which would have generally resulted in our financial results exceeding the base-level forecast results in our 2008 operating plan and the full-year 2008 guidance we publicly issued to investors.

In order to provide a strong incentive towards superior performance, the adjustment scales for the company performance factor were set such that overachievement against each goal would have resulted in upward adjustments at twice the rate at which similar levels of underachievement would have resulted in downward adjustments.

The targeted performance and adjustments for each of these measures on a regional level, other than new restaurant weeks of operation, were used to calculate the team performance factor for corporate-level employees, except that the team performance factor for Mr. Jones was based on four company-wide measures established for our development department. The regional performance targets and variance adjustments were set at the regional level consistent with the scales reflected above for the company performance factor. We do not disclose operating results on a region-by-region basis. The measures used for the development department’s team performance factor were new restaurant average daily sales and new weeks of operation (at the same target levels described above), as well as new restaurant development costs, which were targeted at $900,000, and a measure of the number of potential restaurant sites added to our pipeline. Disclosure of the targeted number of restaurant sites added to our pipeline would subject us to competitive harm. The performance target for this measure represents an expansion of our real estate pipeline to a level that would enable us to open restaurants at a higher rate than, and at a rate that we believe would allow our profit growth to exceed the profit growth of, our competitors. It would also represent an ability to capitalize on a relatively high percentage of the suitable restaurant sites that we believe become available in a given year. As such, we believe this target represented a challenge to our development team members, including Mr. Jones, and although achievable, we believe meeting this target was substantially uncertain at the time it was set.

The key initiatives targeted for 2008 were developing great managers, developing outstanding crew, increasing effectiveness of field support staff, improving restaurant throughput, and improving restaurant design and facilities. The committee’s discretionary determination of our level of achievement against these initiatives would result in specified adjustments to the company performance factor, though the impact of adjustments attributable to the key initiatives would be of lesser magnitude than the other metrics impacting the company performance factor.

As a result of the difficult operating environment created by the economic downturn in the latter half of 2008, we fell short of the targeted performance levels for each AIP measure other than new restaurant weeks of operations.

The committee believes that the unusually difficult operating conditions that developed in the latter half of 2008 could not have been reasonably foreseen during the early part of the year when the AIP parameters were set. The committee considered that we have continued to open new restaurants when many competitors are scaling back their expansion plans, and also considered that we achieved positive comparable restaurant sales increases for the full year, and particularly in the third and fourth quarters, when many of our competitors were posting flat or declining comparable sales. To reward this strong operating performance the committee determined that some upward adjustment in AIP payouts was in the best interests of the company. As a result, 2008 AIP bonuses throughout the company were based on a company performance factor set by the committee at 70 percent, rather than the 59 percent that would have resulted from adherence to the original plan parameters.

With regard to the team performance factor, the committee also approved discretionary adjustments upwards to the regional performance factors used to determine the team factor for corporate employees (including the executive officers, except for Mr. Jones, whose team performance factor is based on our development team results). These adjustments were made for the same reasons described above regarding the company performance factor, and ensured that regional level employees were rewarded for our strong relative operating performance. The committee made more significant adjustments to this performance factor than the company performance factor in order to ensure appropriate rewards for regions achieving particularly strong performance, without having an overly significant effect on executive officer payouts due to the relatively minor impact of the team performance factor on overall payouts. The adjustments approved by the committee resulted in the team performance factor for corporate employees being set at 67 percent, rather than the 34 percent that would have resulted from adherence to the original plan parameters. No adjustment was made to the team performance factor for Mr. Jones, which was calculated at 67 percent. The team performance factor for Mr. Blessing was pro-rated between the regional performance factor for our northeast region, which Mr. Blessing led prior to his appointment in May 2008 as Restaurant Support Officer, and the corporate team performance factor. As a result of this pro-ration, his team performance factor was set at 73 percent, rather than the 36 percent that would have resulted from adherence to the original plan parameters.

The committee determined the individual performance factor for each executive officer in view of the strong performance we achieved relative to our peers during 2008 and our continued profitability and growth in the midst of an extremely difficult operating environment for restaurant companies. Using its subjective assessment of each executive’s performance, the committee arrived at individual performance factors that were used to calculate the final AIP payouts.

To determine the final amount of 2008 AIP bonus payouts, each executive officer’s (and each other AIP participant’s) targeted bonus amount was multiplied by the 70 percent company performance factor to arrive at an adjusted targeted award amount. The adjusted targeted award amount was then adjusted based on the applicable team performance factor, which was weighted at 30 percent, and the applicable individual performance factor, which was weighted at 70 percent (except for Mr. Jones, whose team performance factor was weighted at 60 percent and individual performance factor was weighted at 40 percent, consistent with all employees in our development group). As a result of these calculations, total 2008 AIP bonus payouts to the executive officers were approximately 57 to 78 percent of targeted bonuses and 42 to 65 percent of 2007 payouts. The actual bonuses paid to the executive officers under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below, except that amounts attributable to the discretionary adjustments to the AIP terms described above are reflected in the “Bonus” column.

Annual Incentives—2009 AIP Structure

At its meeting on February 16, 2009, the committee approved the parameters of the AIP for 2009, with the structure of the 2009 AIP remaining substantially the same as described above. The operating and financial performance targets and key initiatives to be used to determine the company and team performance factors for 2009 were set at or above the levels included in the internal projections we relied on in issuing publicly-stated guidance regarding our company performance expectations for 2009.

In addition, the committee reconfirmed the target AIP bonus for 2009 at 100 percent of base salary for Mr. Ells, 50 percent of base salary for Mr. Blessing, and 50 percent of base salary for Mr. Jones. In recognition of his promotion to Co-Chief Executive Officer, the committee set the target AIP bonus for Mr. Moran for 2009 at 100 percent of his base salary. In recognition of Mr. Hartung’s outstanding performance during the year and to ensure that his bonus target is competitive with market levels, the committee increased his target AIP bonus for 2009 to 75 percent of his base salary. The committee had approved a 2009 AIP bonus target of 50 percent of base salary for Mr. Crumpacker at the time he joined us in January 2009.

Long-Term Incentives—Option, Performance Share and Performance-Contingent Restricted Stock Grants during 2008

On February 20, 2008, the committee granted SOSARs to the executive officers, subject to shareholder approval of amendments to the 2006 Stock Incentive Plan, which were approved at our Annual Meeting of Shareholders on May 21, 2008. The base price of the SOSARs is $102.65, the closing price of our Class A common stock on the date the committee approved the grants, and the SOSARs are subject to three-year cliff vesting. The committee based the number of SOSARs awarded to each executive officer on our outperformance of substantially all of the companies in the restaurant industry peer group on both an operating and total shareholder return basis, as well as on the committee’s review of each executive officer’s performance. The number of SOSARs granted to each executive officer was based on the economic value of the awards, with the precise award levels varying to take into account the committee’s review of each executive officer’s performance for the prior year, the individual’s position, and the survey data on competitive market practice.

Also on February 20, 2008, in order to include a longer-term incentive-based element to the executive officers’ compensation packages, the committee awarded performance shares to each executive officer, subject to shareholder approval of the amendments to the 2006 Stock Incentive Plan that were approved on May 21, 2008. The performance shares represent a right to be issued shares of our Class A common stock, subject to our achievement of a specified aggregate amount of cumulative operating income prior to expiration of the performance shares. The terms of the performance share awards are described in more detail below under “Grants of Plan-Based Awards in 2008—Terms of 2008 Equity-Based Awards—Performance Shares.” Disclosure of the level of cumulative operating income required for the performance share awards to vest would subject us to competitive harm. The committee set the performance target at a level that it believes represents a challenging goal for the executive officers, in that achievement of the performance target prior to expiration of the awards would require significant growth in operating income from the level achieved in 2007. Achieving this level of growth will require continued strong execution of our long-term growth plans, while preserving the profitability of our existing restaurants.

Following approval by our shareholders on May 21, 2008 of our Amended and Restated 2006 Stock Incentive Plan, the committee also authorized the cancellation of shares of restricted Class A common stock awarded to the executive officers in February 2007, in consideration of the grant of an equal number of shares of performance-contingent restricted stock. The shares of performance-contingent restricted stock represent a right to be issued shares of our Class A common stock, subject to satisfaction of a specified level of cumulative aggregate operating income prior to the expiration date of the award. The terms of the performance-contingent restricted stock awards are described in more detail below under “Grants of Plan-Based Awards in 2008—Terms of 2008 Equity-Based Awards—Performance-Contingent Restricted Stock.” Disclosure of the level of cumulative operating income required for these awards to vest would subject us to competitive harm. The committee set the performance target at a level that it believes would reward the executive officers for maintaining the existing strength of our business. The performance target for these awards is not as aggressive as the target for the performance shares described above, due to the nature of the performance-contingent restricted stock award, which was designed primarily to comply with Section 162(m) of the tax code and related rules relating to deductibility of the compensation expense attributable to the awards. Achievement of the performance target for this award is uncertain, but does not require the significant growth of our business that will be necessary for the performance shares to vest.

In connection with our hiring of Mr. Crumpacker as our Chief Marketing Officer in January 2009, he was awarded 13,600 performance shares with terms similar to the performance share awards described above, except that the performance target and performance period were adjusted to reflect the date he joined us.

Executive Stock Ownership Guidelines

In May 2008 our Board of Directors adopted stock ownership guidelines for our executive officers. These guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program.

The ownership guidelines were adjusted in February 2009 to account for changes in our executive officers. The adjusted ownership guidelines, reflected as a targeted number of shares to be owned, are presented in the table below. The guidelines are reviewed for possible adjustment each year and may be adjusted by the committee at any time.

Position	# of shares
Chairman and Co-Chief Executive Officer	50,000
President and Co-Chief Operating Officer	50,000
Chief Financial Officer	10,625
Other executive officers	6,000

Shares underlying unvested restricted or performance stock count towards satisfaction of the guidelines. Executive officers who do not meet the guidelines are allowed five years to acquire the requisite number of shares to comply.

Tax and Other Regulatory Considerations

Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that compensation of more than $1,000,000 paid to the chief executive officer or to any of the three other most highly compensated executive officers of a public company, other than the chief financial officer, will not be deductible for federal income tax purposes unless amounts above $1,000,000 qualify for one of several exceptions. The committee typically attempts to structure the compensation of our executive officers such that compensation paid will be tax deductible to us. The deductibility of some types of compensation payments, however, can depend upon interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control. In addition, the committee’s primary objective in designing executive compensation programs is to support and encourage the achievement of our company’s strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m).

We have implemented a 2006 Cash Incentive Plan as an umbrella plan under which the AIP bonuses are paid in order to ensure that we can deduct the amount of the payouts from our reported income under Section 162(m). Under the 2006 Cash Incentive Plan, the committee sets maximum bonuses for each executive officer and other key employees. If the bonus amount determined under the AIP for participants in the 2006 Cash Incentive Plan is lower than the maximum bonus set under the 2006 Cash Incentive Plan, the committee has historically exercised discretion to pay the lower AIP bonus rather than the maximum bonus payable under the 2006 Cash Incentive Plan.

Code Section 409A

Section 409A of the U.S. tax code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. The committee takes Section 409A into account in determining the form and timing of compensation paid to our executive officers.

Accounting Rules

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under SFAS 123(R) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee.

Darlene J. Friedman, Chairperson

Patrick J. Flynn

SUMMARY COMPENSATION TABLE

The table below presents the total compensation we paid to each of our executive officers for services provided to us during the fiscal years presented. Amounts in the columns titled “Salary” and “Non-Equity Incentive Plan Compensation” include amounts deferred at the election of each executive officer and paid into one or more retirement plans. Amounts in the columns titled “Stock Awards” and “Option Awards” reflect the amount of stock-based compensation expense we recognized during the relevant fiscal year in respect of all outstanding awards of the applicable type held by each executive officer. Amounts in the column titled “Non-Equity Incentive Plan Compensation” were paid out (to the extent not deferred by the executive officer) under the AIP in March of the following year, as described above under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Annual Incentives—2008 AIP Payouts.”

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)		All Other Compensation(5)		Total
Steve Ells (6) Chairman and Chief Executive Officer	2008 2007 2006	$ $ $	938,462 557,692 461,738	$ $	180,620 86,670 —	$ $	2,170,992 1,281,128 —	$ $ $	1,638,138 1,065,400 514,571	$ $ $	597,080 1,101,600 741,000	$ $ $	159,178 66,151 71,171	$ $ $	5,684,470 4,158,641 1,788,480

Monty Moran (6) President and Chief Operating Officer	2008 2007 2006	$ $ $	576,923 425,000 389,231	$ $	92,116 54,169 —	$ $ $	1,412,989 1,155,471 1,079,589	$ $ $	952,831 530,064 228,569	$ $ $	304,511 688,500 507,000	$ $ $	72,726 53,512 30,393	$ $ $	3,412,096 2,906,716 2,234,782

Jack Hartung Chief Financial Officer	2008 2007 2006	$ $ $	413,461 329,973 304,648		$53,734 — —	$ $	787,045 465,865 —	$ $ $	808,667 646,379 501,781	$ $ $	177,631 445,673 320,731	$ $ $	115,723 106,303 109,619	$ $ $	2,356,262 1,994,193 1,236,779

Bob Wilner (6) Chief Administrative Officer	2008 2007 2006	$ $ $	318,846 268,381 246,409		$30,716 — —	$ $	519,366 349,398 —	$ $ $	382,650 515,185 414,634	$ $ $	92,270 290,615 251,889	$ $ $	38,260 35,136 33,302	$ $ $	1,382,109 1,458,715 946,234

Bob Blessing (7) Restaurant Support Officer	2008		$289,448		$24,379		$104,012		$357,140		$72,516		$77,834		$925,328

Rex Jones (8) Chief Development Officer	2008		$280,200		$12,771		$104,012		$184,783		$68,498		$25,824		$676,087

(1)	Amounts under Bonus for 2008 reflect the amount of 2008 AIP payouts to each executive officer attributable to discretionary adjustments made to the terms of the AIP for all employees, as described under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Annual Incentives—2008 AIP Payouts.” Amounts under Bonus for 2007 reflect discretionary bonuses paid to Mr. Ells and Mr. Moran in order to reward our top executives for their particularly outstanding performance and our extraordinary results during 2007.

(2)	Amounts under Stock Awards represent the expense recognized under FAS 123R for the relevant fiscal year and attributable to unvested restricted stock, performance shares and performance-contingent restricted stock held by the listed officer during such fiscal year. See “Outstanding Equity Awards at 2008 Fiscal Year-End” below for a listing of restricted stock, performance shares and performance-contingent restricted stock awards outstanding for each officer as of December 31, 2008.

(3)

Amounts under Option Awards represent the expense recognized under FAS 123R for the relevant fiscal year and attributable to unvested stock options and SOSARs held by the listed officer during such fiscal year. Based on their combined age and years of service with us (and in the case of Mr. Hartung and Mr. Wilner, McDonald’s Corporation as well), Messrs. Blessing, Hartung and Wilner each achieved retirement eligibility prior to 2006, making them eligible for possible acceleration of vesting and retention of their option and SOSAR awards as described in more detail below under the caption “Potential Payments Upon Termination or Change-In-Control.” Because of the potential retention following retirement of options and SOSARs granted to or held by our retirement-eligible employees, FAS 123R generally requires that we accelerate the recognition of compensation expense for such awards, and accordingly we recognize the related expense over a period of six months (corresponding to the notice period required for retirement) from the later of the grant date or the date of achieving retirement eligibility. Under these principles, we recognized all of the expense related to option and SOSAR grants to these officers in 2006, 2007 and 2008 in the year of grant. Compensation expense for options granted prior to the adoption of FAS 123R in January 2005 is not required to be recognized on an accelerated basis prior to the actual retirement of an eligible option-holder. Accordingly, we recognize or have recognized expense related to each executive officer’s pre-2005 options over the three year vesting period. Mssrs. Ells, Jones and Moran have not met the combined age and years-of-service required to qualify for retirement eligibility, and as a result we recognize or have recognized expense relating to all of their outstanding options and SOSARs over the three year vesting period.

See Note 5 to our financial statements for the year ended December 31, 2008, which are included in our Annual Report on Form 10-K filed with the SEC on February 19, 2009, for descriptions of the methodologies and assumptions we use to value option awards and the manner in which we recognize the related expense pursuant to FAS 123R, except that those descriptions with respect to options granted during 2003 are included in our Annual Report on Form 10-K for the year ended December 31, 2005, which we filed with the SEC on March 17, 2006.

(4)	Amounts under Non-Equity Incentive Plan Compensation represent the amounts earned by the listed officer under the AIP for the relevant fiscal year, as described under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Annual Incentives—AIP Structure.”

(5)	Amounts under All Other Compensation for 2008 include the following:

•

Matching contributions we made on the executive officers’ behalf to the Chipotle Mexican Grill 401(K) plan as well as the Chipotle Supplemental Deferred Investment Plan, in the aggregate amounts of $85,069 for Mr. Ells, $52,784 for Mr. Moran, $34,600 for Mr. Hartung, $24,379 for Mr. Wilner, $27,547 for Mr. Blessing, and $25,071 for Mr. Jones. See “Non-Qualified Deferred Compensation for 2008” below for a description of the Chipotle Supplemental Deferred Investment Plan.

•

Company car costs, which include lease payments (less employee payroll deductions), insurance premiums and maintenance and fuel costs, or a monthly car allowance for officers who elect to receive an allowance rather than a company car, totaling $26,155 for Mr. Ells and less than $25,000 for each other executive officer, except that the value of perquisites and personal benefits provided to Mr. Jones, including company car costs and car allowance, is not included in All Other Compensation because the total amount of such items was less than $10,000 in 2008.

•

Housing costs, including monthly rent and utilities payments, for personal residences for Mr. Hartung and Mr. Blessing, totaling $30,104 for Mr. Hartung and $20,000 for Mr. Blessing, as well as payments for reimbursement of taxes payable in connection with this benefit totaling $15,258 for Mr. Hartung and $4,633 for Mr. Blessing.

•

Commuting expenses, which include air fare, airport parking and ground transportation relating to travel between an officer’s home and our company headquarters for Mr. Ells, Mr. Hartung and Mr. Blessing. Commuting expenses for Mr. Ells, which totaled $46,622, include a limited amount of travel on company-chartered aircraft, for which the reported expense is an allocated portion of the total charter fees determined by dividing the statute miles between Denver and Mr. Ells’s home city by the statute miles for all legs of the charter flight, and multiplying the total charter fees by the resulting percentage.

•	Term life insurance premium payments for each executive officer.

(6)	Effective January 1, 2009, Mr. Ells and Mr. Moran became Co-Chief Executive Officers, and Mr. Wilner transitioned his responsibilities to Executive Director—Human Resources.

(7)	Mr. Blessing became Restaurant Support Officer in May 2008.

(8)	Mr. Jones became Chief Development Officer in March 2008.

GRANTS OF PLAN-BASED AWARDS IN 2008

Name	Approval Date(1)	Grant Date(1)	Award Description	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
				Threshold	Target	Maximum
Steve Ells	2/20/08	5/21/08	SOSARs(4)					90,500	$102.65	$2,308,655
	2/20/08	5/21/08	Performance Shares(4)				41,600			$3,634,176
	2/20/08	2/20/08	AIP	$0	$1,000,000	$2,040,000
	5/21/08	5/21/08	Performance-Contingent
			Restricted Stock(4)				55,000			—	(5)
Monty Moran	2/20/08	5/21/08	SOSARs(4)					66,000	$102.65	$1,683,660
	2/20/08	5/21/08	Performance Shares(4)				30,400			$2,655,744
	2/20/08	2/20/08	AIP	$0	$510,000	$1,040,400
	5/21/08	5/21/08	Performance-Contingent
			Restricted Stock(4)				30,000			—	(5)
Jack Hartung	2/20/08	5/21/08	SOSARs(4)					31,700	$102.65	$808,667
	2/20/08	5/21/08	Performance Shares(4)				15,000			$1,310,400
	2/20/08	2/20/08	AIP	$0	$297,500	$606,900
	5/21/08	5/21/08	Performance-Contingent
			Restricted Stock(4)				20,000			—	(5)
Bob Wilner	2/20/08	5/21/08	SOSARs(4)					15,000	$102.65	$382,650
	2/20/08	5/21/08	Performance Shares(4)				7,500			$655,200
	2/20/08	2/20/08	AIP	$0	$195,000	$397,800
	5/21/08	5/21/08	Performance-Contingent
			Restricted Stock(4)				15,000			—	(5)
Bob Blessing	2/20/08	5/21/08	SOSARs(4)					14,000	$102.65	$357,140
	2/20/08	5/21/08	Performance Shares(4)				5,500			$480,480
	2/20/08	2/20/08	AIP	$0	$150,000	$306,000
Rex Jones	2/20/08	5/21/08	SOSARs(4)					12,000	$102.65	$306,120
	2/20/08	5/21/08	Performance Shares(4)				5,500			$480,480
	2/20/08	2/20/08	AIP	$0	$142,500	$290,700

(1)	Equity-based awards to each officer for 2008, other than the performance-contingent restricted stock awards, were made subject to shareholder approval of the Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan. The Compensation Committee authorized the grants on February 20, 2008, subject to shareholder approval. Applicable accounting rules stipulate that the “Grant Date” is the date on which shareholder approval was obtained, which was May 21, 2008.

The awards of performance-contingent restricted stock were made on May 21, 2008 following shareholder approval of the Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan.

(2)	Each officer was entitled to a cash award to be paid under our Amended and Restated 2006 Cash Incentive Plan, although as a matter of practice the Compensation Committee exercises discretion to pay each executive officer a lesser amount determined under the AIP as described under “Compensation Discussion and Analysis—Components of Compensation—Annual Incentives,” as adjusted in the committee’s discretion when determined to be appropriate. Amounts under Threshold reflect the terms of the AIP as approved at the beginning of 2008. The committee approved adjustments to the AIP calculations following the conclusion of the year as described above under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Annual Incentives.” Because the committee approved these adjustments in connection with approval of the final AIP results and payouts, there was no minimum bonus amount associated with the adjusted AIP terms. Amounts under Target reflect the target AIP bonus, which would have been paid to the executive officer if each of the company performance factor, team performance factor and individual performance factor under the AIP had been set at 100 percent. Amounts under Maximum reflect the AIP bonus which would have been payable had each of the company performance factor, team performance factor and individual performance reached the caps set by the Compensation Committee.

(3)	See Note 5 to our financial statements for the year ended December 31, 2008, which are included in our Annual Report on Form 10-K filed with the SEC on February 19, 2009, for descriptions of the methodologies and assumptions we use to value SOSAR awards pursuant to FAS 123R.

(4)	All equity awards are denominated in shares of Class A common stock, and are granted under the Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan. The terms of the awards are described above under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Long-Term Incentives—Option, Performance Share and Performance-Contingent Restricted Stock Grants during 2008.”

(5)	The shares of performance-contingent restricted stock were awarded to replace shares of time-vested restricted stock granted during 2007, which were cancelled in connection with the performance-contingent restricted stock awards. For accounting purposes, the award of the performance-contingent restricted stock is treated as a modification of the original restricted stock grant. These awards are not required under SEC rules to be presented in this table, but are being presented for purposes of clarity and to reflect all of the equity-based compensation decisions made by the Compensation Committee during 2008. There was no incremental value associated with the award of the performance-contingent restricted stock.

Terms of 2008 Equity-Based Awards

SOSARs

Each SOSAR represents the right to receive shares of Class A common stock in an amount equal to (i) the excess of the market price of the Class A common stock at the time of exercise over the base price of the SOSAR, divided by (ii) the market price of the Class A common stock at the time of exercise. The base price of the SOSARs, $102.65, was equal to the closing price of our Class A common stock on the date the committee approved the grants, and the SOSARs are subject to three year cliff vesting. Vesting of the SOSARs may also accelerate as described in the footnotes to the Equity Award Vesting table appearing below under “Potential Payments Upon Termination or Change-in-Control.” We filed the form of SOSAR Agreement for 2008 grants as an exhibit to our Annual Report on Form 10-K filed on February 26, 2008.

Performance Shares

The performance shares represent a right to be issued shares of our Class A common stock, subject to satisfaction of a specified level of cumulative aggregate operating income beginning with the first quarter of 2008 and prior to completion of our 2011 fiscal year, provided that the performance shares may generally not vest prior to February 20, 2010. Payout of the awards requires that the executive serve as our employee or as a non-employee member of our Board at all times from the grant date to the payout, subject to pro-rata payouts in the event the executive terminates service with us due to death, disability, or the executive’s retirement and the performance target is subsequently met prior to the expiration date. Vesting of the performance shares may also accelerate as described in the footnotes to the Equity Award Vesting Upon Termination table appearing below under “Potential Payments Upon Termination or Change-in-Control,” and in the text under “Potential Payments Upon Termination or Change-in-Control—Equity Award Vesting Upon Change-in-Control—Performance Shares.” We filed the form of Performance Share Agreement for 2008 grants as an exhibit to our Annual Report on Form 10-K filed on February 26, 2008.

Performance-Contingent Restricted Stock

Following approval by our shareholders on May 21, 2008 of our Amended and Restated 2006 Stock Incentive Plan, the Compensation Committee authorized the cancellation of shares of restricted Class A common stock awarded to the executive officers in February 2007, the vesting of which was based solely on the recipient’s continued employment through the vesting dates, in consideration of the grant of an equal number of shares of performance-contingent restricted stock. The shares of performance-contingent restricted stock represent a right to be issued shares of our Class A common stock, subject to satisfaction of a specified level of cumulative aggregate operating income, beginning with the second quarter of 2008 and prior to completion of the first quarter of 2012. Payout of half of the awards, assuming the performance goal is met, also requires that the executive serve as our employee through April 1, 2009, and payout of the remaining half of the awards, assuming the performance goal is met, requires that the executive serve as our employee through February 20, 2010. Vesting of the performance-contingent restricted stock may also accelerate as described in the footnotes to the Equity Award Vesting table appearing below under “Potential Payments Upon Termination or Change-in-Control,” and in the text under “Potential Payments Upon Termination or Change-in-Control—Equity Award Vesting Upon Change in Control—Performance-Contingent Restricted Stock.” We filed the form of Performance-Contingent Restricted Stock Agreement as an exhibit to our Current Report on Form 8-K filed on May 23, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Steve Ells	—	150,000	(3)	$22.00	1/25/2013	55,000	(4)	$3,408,900	(5)
	—	80,000	(6)	$63.89	2/20/2014	41,600	(7)	$2,578,368	(5)
	—	90,500	(8)	$102.65	2/20/2015
Monty Moran	—	80,000	(3)	$22.00	1/25/2013	30,000	(4)	$1,859,400	(5)
	—	40,000	(6)	$63.89	2/20/2014	30,400	(7)	$1,884,192	(5)
	—	66,000	(8)	$102.65	2/20/2015
Jack Hartung	—	48,000	(3)	$22.00	1/25/2013	20,000	(4)	$1,239,600	(5)
	—	25,000	(6)	$63.89	2/20/2014	15,000	(7)	$929,700	(5)
	—	31,700	(8)	$102.65	2/20/2015
Bob Wilner	—	40,000	(3)	$22.00	1/25/2013	15,000	(4)	$929,700	(5)
	—	20,000	(6)	$63.89	2/20/2014	7,500	(7)	$464,850	(5)
	—	15,000	(8)	$102.65	2/20/2015
Bob Blessing	—	20,000	(3)	$22.00	1/25/2013	5,500	(7)	$340,890	(5)
	—	10,000	(6)	$63.89	2/20/2014
	—	14,000	(8)	$102.65	2/20/2015
Rex Jones	5,333	—		$22.35	7/14/2010	5,500	(7)	$340,890	(5)
	—	15,000	(3)	$22.00	1/25/2013
	—	8,500	(6)	$63.89	2/20/2014
	—	12,000	(8)	$102.65	2/20/2015

(1)	Compensation expense related to each award in these columns is included in the Option Awards column of the Summary Compensation Table, as described in more detail in the footnotes to that table.

(2)	Compensation expense related to each award in these columns is included in the Stock Awards column of the Summary Compensation Table, as described in more detail in the footnotes to that table.

(3)	Options vested in full on January 25, 2009.

(4)	Represents performance-contingent restricted shares of Class A common stock awarded on May 21, 2008. The awards vest upon satisfaction of performance criteria, provided that half of each award will not vest prior to April 1, 2009 and the remaining half will not vest prior to February 20, 2010, in all cases subject to potential accelerated vesting as described below under “Potential Payments Upon Termination or Change in Control—Equity Award Vesting Upon Change-in-Control—Performance-Contingent Restricted Stock.” The awards expire on May 31, 2012 if they have not vested prior to that date.

(5)	Based on the closing stock price of our Class A common stock on December 31, 2008 of $61.98 per share.

(6)	Options vest in full on February 20, 2010, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control—Equity Award Vesting Upon Termination.”

(7)	Represents an award of performance shares of Class A common stock approved on February 20, 2008, subject to shareholder approval of our Amended and Restated 2006 Stock Incentive Plan. Approval was obtained on May 21, 2008. The awards vest on the later of February 20, 2010 or satisfaction of performance criteria, subject to potential accelerated vesting as described below under “Potential Payments Upon Termination or Change-in-Control—Equity Award Vesting Upon Change-in-Control—Performance Shares,” and expire on March 1, 2012 if they have not vested prior to that date.

(8)	SOSARs vest in full on February 20, 2011, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control—Equity Award Vesting Upon Termination.”

Outstanding McDonald’s Equity Awards at December 31, 2008

Mr. Hartung and Mr. Wilner were employees of McDonald’s prior to joining us. Due to McDonald’s economic interest in us prior to October 12, 2006, options granted by McDonald’s to our employees, including these officers, continued to vest and remain exercisable. In connection with our separation from McDonald’s, our employees holding McDonald’s stock options were deemed to have terminated from McDonald’s, and as a result the exercise period for McDonald’s options held by our employees, including Mr. Hartung and Mr. Wilner, were truncated.

The following table provides summary information about McDonald’s options held by our officers as of December 31, 2008. Mr. Hartung exercised all of his remaining McDonald’s options during 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Bob Wilner	5,350	—	$40.4375	10/12/2011

(1)	Options are to purchase shares of McDonald’s Corporation common stock, have an exercise price equal to the fair market value of a share of McDonald’s common stock on the grant date, and generally were granted with a ten-year life, and vested in equal annual installments over periods of four years. Subject to the approval of the compensation committee of McDonald’s board of directors, options may be transferred to certain permissible transferees, including immediate family members, for no consideration.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table provides summary information about restricted shares of our Class B common stock which vested during 2008. No options were exercised by any executive officers during 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Steve Ells
Monty Moran	51,111	$5,124,389	(1)
Jack Hartung
Bob Wilner
Bob Blessing
Rex Jones

(1)	Based upon the closing stock price of our Class B common stock on March 24, 2008 of $100.26 per share.

McDonald’s Options Exercised in 2008

The following table provides summary information about options to purchase shares of McDonald’s common stock exercised by our executive officers during 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Jack Hartung	20,500	$392,874
Bob Wilner	17,890	$391,602

(1)	Based upon the excess of the sale price received for the underlying shares of McDonald’s Corporation common stock on the dates of sale over the exercise price of the options exercised, and excluding brokerage commissions or other transaction costs and any related taxes.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2008

Our Supplemental Deferred Investment Plan permits eligible management employees who elect to participate in the plan, including our executive officers, to make contributions to deferral accounts once the participant has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1 percent to 50 percent of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1 percent to 100 percent of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100 percent on the first 3 percent of contribution and 50 percent on the next 2 percent of contribution, provided, however, that we only match contributions to a participant’s Deferred Bonus Account if the participant contributes to his or her Supplemental Account. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution. Amounts credited to a participant’s deferral accounts fluctuate to track a variety of available investment choices selected by the participant, and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to either or both of the participant’s Supplemental Account or Deferred Bonus Account, in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of one or both of a participant’s deferral accounts are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are un-funded, unsecured general obligations of ours to pay in the future the value of the accounts.

The table below presents contributions by each executive officer, and our matching contributions, to the Chipotle Supplemental Deferred Investment Plan during 2008, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2008.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings/(Loss) in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Steve Ells	$95,087	$76,069	$4,012	$66,090	$175,138
Monty Moran	$54,730	$43,784	$(53,027)	—	$95,194
Jack Hartung	$409,067	$32,725	$18,813	—	$660,579
Bob Wilner	$70,919	$18,912	$(7,294)	—	$110,026
Bob Blessing	$37,245	$18,622	$(11,608)	$25,367	$37,435
Rex Jones	$104,853	$20,971	$(42,851)	—	$129,510

(1)	These amounts are reported in the Summary Compensation Table as part of each executive’s Salary for 2008.

(2)	These amounts are reported in the Summary Compensation Table as part of each executive’s All Other Compensation for 2008.

(3)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(4)	These amounts include amounts reported in the Summary Compensation Table as Salary or All Other Compensation for years prior to 2008 (ignoring for purposes of this footnote any investment losses on balances in the plan), in the following aggregate amounts: $64,500 for Mr. Ells, $47,371 for Mr. Moran, $195,168 for Mr. Hartung, and $26,767 for Mr. Wilner.

McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan

Prior to our separation from McDonald’s in October 2006, our executive officers and other key employees were permitted to participate in non-qualified deferred compensation plans maintained by McDonald’s. The McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan provide substantially similar benefits to participants as our Supplemental Deferred Investment Plan, except that the investment and distribution options in the McDonald’s plans are different than those in our plan. Effective with our separation from McDonald’s, our employees’ service with McDonald’s was deemed to have terminated, and the balances in these plans will be distributed in accordance with each participant’s distribution elections. Our employees are no longer permitted to contribute to these plans, but the balances remaining in the plans in respect of our executive officers are attributable in part to service as one of our employees.

The table below presents each executive officer’s aggregate earnings under and aggregate withdrawals from the McDonald’s plans during 2008, as well as each executive officer’s aggregate ending balances in the plans as of December 31, 2008.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings/(Loss) in Last FY(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
Steve Ells	—	—	$1,877	$12,199	$37,870
Jack Hartung	—	—	$(40,552)	$31,207	$1,457,534
Rex Jones	—	—	$(616)	$10,636	$12,946

(1)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(2)	These amounts include amounts reported in the Summary Compensation Table as Salary or All Other Compensation for 2006 (ignoring for purposes of this footnote any investment losses on balances in the plans), in the following aggregate amounts: $55,652 for Mr. Ells and $140,647 for Mr. Hartung.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. Accordingly, we do not have any written agreements requiring that we make post-employment severance payments to the executive officers in the event their employment terminates. In addition, payouts under the AIP are conditioned on the employee being employed as of the end of the year for which the payout relates. We have in the past paid severance to executives or other key employees who have left us, and we may negotiate individual severance arrangements with any executive officer whose employment with us terminates, depending on the circumstances of the executive’s termination.

The terms of the equity-based awards made to our executive officers do provide for post-employment benefits in certain circumstances. The table below reflects the dollar value, based on the closing price of our Class A common stock on December 31, 2008, of the amount of each listed type of equity award for which vesting would have been accelerated had the executive’s employment terminated as of December 31, 2008 for the reasons identified in the table.

Equity Award Vesting Upon Termination

Name	Termination for Cause(1) or Voluntary Resignation Without Good Reason(2)	Voluntary Resignation with Good Reason or Termination Without Cause	Economic Termination(3)	Retirement(4)	Qualifying Termination Following Change in Control(5)	Death/Disability(6)
Steve Ells
Stock Options/SOSARs (7)	—	—	$5,997,000	N/A	$5,997,000	$5,997,000
Performance Shares	—	—	—	N/A	$2,578,368	—
Performance-Contingent Restricted Stock	—	$3,408,900	$3,408,900	N/A	$3,408,900	$3,408,900

Total	$0	$3,408,900	$9,405,900	N/A	$11,984,268	$9,405,900
Monty Moran
Stock Options/SOSARs (7)	—	—	$3,198,400	N/A	$3,198,400	$3,198,400
Performance Shares	—	—	—	N/A	$1,884,192	—
Performance-Contingent Restricted Stock	—	$1,859,400	$1,859,400	N/A	$1,859,400	$1,859,400

Total	$0	$1,859,400	$5,057,800	N/A	$6,941,992	$5,057,800
Jack Hartung
Stock Options/SOSARs (7)	—	—	$1,919,040	$1,919,040	$1,919,040	$1,919,040
Performance Shares	—	—	—	—	$929,700	—
Performance-Contingent Restricted Stock	—	$1,239,600	$1,239,600	—	$1,239,600	$1,239,600

Total	$0	$1,239,600	$3,158,640	$1,919,040	$4,088,340	$3,158,640
Bob Wilner
Stock Options/SOSARs (7)	—	—	$1,599,200	$1,599,200	$1,599,200	$1,599,200
Performance Shares	—	—	—	—	$464,850	—
Performance-Contingent Restricted Stock	—	$929,700	$929,700	—	$929,700	$929,700

Total	$0	$929,700	$2,528,900	$1,599,200	$2,993,750	$2,528,900
Bob Blessing
Stock Options/SOSARs (7)	—	—	$799,600	$799,600	$799,600	$799,600
Performance Shares	—	—	—	—	$340,890	—
Performance-Contingent Restricted Stock	—	—	—	—	—	—

Total	$0	$0	$799,600	$799,600	$1,140,490	$799,600
Rex Jones
Stock Options/SOSARs (7)	—	—	$599,700	N/A	$599,700	$599,700
Performance Shares	—	—	—	N/A	$340,890	—
Performance-Contingent Restricted Stock	—	—	—	N/A	—	—

Total	$0	$0	$599,700	N/A	$940,590	$599,700

(1)	In the event of termination for cause, as defined in the plan under which the award was granted, of the employment of the holder of an equity award, all unvested equity awards, as well as vested stock options and SOSARs, terminate immediately. “Cause” under our Amended and Restated 2006 Stock Incentive Plan generally means an award holder’s failure to perform his or her duties, willful misconduct or gross negligence, breach of fiduciary duties to us, unauthorized use of company information, or commission of a felony involving moral turpitude.

(2)	Under our Amended and Restated 2006 Stock Incentive Plan, “good reason” generally means a reduction in an employee’s responsibilities or pay, or a change by more than 30 miles in the location of an employee’s job.

(3)

In the event of termination of the employment of an employee holding options or SOSARs as a result of a reduction in force, downsizing, technology changes, a reorganization, or adverse economic or business conditions, any options or SOSARs scheduled to vest on or before the first anniversary of the termination date vest immediately and any remaining unvested awards are terminated. Options or SOSARs vested on or before the termination date remain exercisable for a period of either 30 days (for awards granted in 2006) or 90 days (for awards granted thereafter) following the termination date. Only options granted in 2006 would have accelerated in the event of termination of an executive officer’s employment on December 31, 2008 for economic reasons.

Economic termination under applicable option and SOSAR agreements would also constitute termination without cause under other outstanding equity awards.

(4)	Our employees, including the executive officers, are eligible for retirement under the terms of our outstanding equity awards when the employee reaches a combined age and years-of-service with us (and with McDonald’s Corporation unless there was a break in service prior to joining us from McDonald’s) of 70. Of the executive officers, only Mr. Hartung, Mr. Wilner and Mr. Blessing are eligible for retirement.

In the event the employment with us of a holder of options or SOSARs terminates as a result of the holder’s retirement, provided we receive six months’ prior written notice of the retirement and the holder executes an agreement not to engage in any competitive activity with us for a period of at least two years following retirement, any options and SOSARs scheduled to vest on or before the third anniversary of the retirement date vest immediately and any remaining unvested options and SOSARs are terminated. Because our currently-outstanding options and SOSARs have a three year vesting term, all unvested options and SOSARs held by retirement-eligible employees would vest upon the holder’s retirement. Options and SOSARs vested on or before the holder’s retirement remain exercisable for a period of three years following the holder’s retirement.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s retirement, the performance shares will be paid out only upon satisfaction of the applicable performance condition, in a pro-rata amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until satisfaction of the performance condition.

(5)	Our Amended and Restated 2006 Stock Incentive Plan provides that, unless otherwise specified for an award under the plan, if the employment of a holder of an award under the plan is terminated without cause or by the holder for good reason within two years following a change in control as defined in the plan (in either case a “qualifying termination”), the holder’s unvested awards will vest and become exercisable. This provision applies to our outstanding options and SOSARs, and provides that such options and SOSARs will remain outstanding and exercisable for their full term.

A change in control would generally be deemed to occur under our Amended and Restated 2006 Stock Incentive Plan in the event any person or group acquires shares of our common stock representing greater than 25 percent of the combined voting power of our outstanding common stock, or in the event our current directors, or persons we nominate to replace current directors, do not constitute at least a majority of our Board, or in the event of certain mergers, liquidations, or sales of substantially all of our assets by us.

The award agreement for our outstanding shares of performance-contingent restricted stock provide that in the event of a change in control under the plan, unless the performance-contingent restricted stock is replaced with an award meeting the criteria described below under “—Equity Award Vesting Upon Change in Control,” the performance-contingent restricted stock immediately vests. One of the provisions required to be included in a replacement award in order to avoid vesting of the performance-contingent restricted stock immediately upon occurrence of a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or due to death or disability of the holder, or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan, the award will vest.

The award agreement for our outstanding performance shares provides that in the event of a change in control under the plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance shares remain outstanding and vesting will accelerate in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control. In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, unless the performance shares are replaced with an award meeting the criteria described below under “—Equity Award Vesting Upon Change in Control,” the performance shares immediately vest. One of the provisions required to be included in a replacement award in order to avoid vesting of the performance shares immediately upon occurrence of such a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or due to death or disability of the holder, or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan, the award will vest.

(6)	In the event the employment with us of a holder of options, SOSARs or an award of performance-contingent restricted stock terminates as a result of the holder’s death or disability (that is, a medically diagnosed permanent physical or mental inability to perform his or her job), all of the holder’s unvested options, SOSARs and performance-contingent restricted stock will vest, and such options and SOSARs will become immediately exercisable. In addition, the options and SOSARs will remain outstanding and exercisable for a period of three years following the holder’s death or disability.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s death or disability, the performance shares will be paid out only upon satisfaction of the applicable performance condition, in a pro-rata amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until satisfaction of the performance condition.

(7)	The terms of stock options granted prior to 2007, including options held by the executive officers, allow post-termination exercise of vested options for a period of 30 days following the optionholder’s voluntary termination of his or her employment, unless otherwise specified in the footnotes above. Options and SOSARs granted in 2007 and thereafter allow post-termination exercise of vested awards for a period of 90 days following the holder’s voluntary termination of his or her employment, unless otherwise specified above. The dollar values reflected in the table are based on the excess of the closing price of our Class A common stock on December 31, 2008 over the exercise price of the option or SOSAR.

Equity Award Vesting Upon Change in Control

In addition to the provisions described above relating to equity-based awards for which vesting may accelerate in connection with a termination of the holder’s employment, our outstanding performance shares and performance-contingent restricted stock awards have provisions providing for the acceleration of vesting in connection with certain changes in control of Chipotle.

Performance Shares

The award agreement for our outstanding performance share awards provide that in the event of a change in control under the plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance share awards remain outstanding and vesting will only accelerate in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control.

In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, the performance share awards immediately vest unless they are replaced with an award meeting the following criteria:

•	the replacement award must consist of securities listed on a national securities exchange;

•

the replacement award must have a value equal to the value of the unvested performance share award, calculated as if each unvested share were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for one share of Class A common stock in the change in control transaction;

•

the vesting date of the replacement award must be March 1, 2011, unless the change in control is after that date but prior to March 1, 2012 (the expiration date of the award), in which case the vesting date must be March 1, 2012, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan, or the holder’s employment terminates due to the holder’s medically diagnosed permanent physical or mental inability to perform his or her job duties; and

•	the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in our Amended and Restated 2006 Stock Incentive Plan, or the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of such a change in control under the plan as of December 31, 2008, if the outstanding performance share awards were not replaced with a replacement award meeting the criteria specified above, the executive officers would have had vesting accelerated on awards with the following dollar values as of December 31, 2008 (in addition to any acceleration of vesting as described below under “—Performance-Contingent Restricted Stock”):

Executive Officer	Value of Vested Award
Steve Ells	$2,578,368
Monty Moran	$1,884,192
Jack Hartung	$929,700
Bob Wilner	$464,840
Bob Blessing	$340,890
Rex Jones	$340,890

Performance-Contingent Restricted Stock

The award agreement for our outstanding shares of performance-contingent restricted stock provide that in the event of a change in control under our Amended and Restated 2006 Stock Incentive Plan, any unvested shares of performance-contingent restricted stock will automatically vest as of the date of the change in control, unless the performance-contingent restricted stock is replaced with an award meeting the following criteria:

•	the replacement award must consist of securities listed on a national securities exchange;

•	the performance criteria applicable to the performance-contingent restricted stock will be deemed satisfied;

•

the replacement award must have a value equal to the value of the unvested shares of performance-contingent restricted stock, calculated as if each unvested share were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for one share of Class A common stock in the change in control transaction;

•

the vesting date(s) of the replacement award must be the same as the vesting date(s) of the performance-contingent restricted stock, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan, or the holder’s employment is terminated due to the holder’s death, or the holder’s disability as defined in our Amended and Restated 2006 Stock Incentive Plan; and

•

the replacement award must provide for immediate vesting upon (i) any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in our Amended and Restated 2006 Stock Incentive Plan, (ii) the securities constituting such replacement award ceasing to be listed on a national securities exchange, or (iii) the date the holder experiences a qualifying termination as defined in our Amended and Restated 2006 Stock Incentive Plan.

In the event of a change in control under the plan as of December 31, 2008, if the outstanding performance-contingent restricted stock awards were not replaced with a replacement award meeting the criteria specified above, the executive officers would have had vesting accelerated on awards with the following dollar values as of December 31, 2008:

Executive Officer	Value of Vested Award
Steve Ells	$3,408,900
Monty Moran	$1,859,400
Jack Hartung	$1,239,600
Bob Wilner	$929,700

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10 percent of either class of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Sequence LLC

Mark Crumpacker, our Chief Marketing Officer, served as Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, prior to joining us in January 2009. Sequence has provided us with a variety of marketing consulting services under a master services agreement, and we expect to continue to work with Sequence during 2009. Sequence has issued Mr. Crumpacker a promissory note in connection with his separation from them, has agreed to license certain intellectual property from him, and he also retains a call right to purchase a minority interest in Sequence at any time prior to 2012. Amounts we will pay to Sequence for services during 2009 are not determinable, but in 2008 we paid Sequence about $742 thousand for services.

Registration Rights

Prior to our initial public offering, McDonald’s and certain of our current shareholders, including Steve Ells, our Chairman and Co-Chief Executive Officer, Monty Moran, our Co-Chief Executive Officer and member of our Board of Directors, and Albert S. Baldocchi and Darlene J. Friedman, members of our Board, entered into a registration rights agreement with us relating to shares of common stock they hold (including shares issuable upon the exercise of outstanding options). McDonald’s no longer has rights under the registration rights agreement as a result of its disposition of all of its shares of our common stock. The remaining shareholder parties to the agreement are entitled to piggyback registration rights with respect to any registration statement we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

OTHER BUSINESS AND MISCELLANEOUS

The Board and management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2010 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules.

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2010 annual meeting of shareholders pursuant to Rule 14a-8 of the SEC’s rules, must be received by us no later than December 3, 2009, unless the date of our 2010 annual meeting is more than 30 days before or after May 21, 2010, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals should be addressed to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals.

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2010 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than January 21, 2010, and no later than February 20, 2010, unless the date of the 2010 annual meeting is more than 30 days before or after May 21, 2010. If the date of the 2010 annual meeting is more than 30 days before or after May 21, 2010, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2010 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Code of Conduct, Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2009 Annual Report, including our Annual Report on Form 10-K for fiscal year 2008 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report or Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.

By order of the Board of Directors

/s/ Monty Moran
Co-Chief Executive Officer, Secretary and Director

April 2, 2009

CHIPOTLE MEXICAN GRILL

CHIPOTLE MEXICAN GRILL, INC.

1401 WYNKOOP STREET

SUITE 500

DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Chipotle Mexican Grill, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CHPTL1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIPOTLE MEXICAN GRILL, INC.

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR”

ITEMS 1 AND 2.

Vote on Directors

1. ELECTION OF DIRECTORS

Nominees:

01) Steve Ells

02) Patrick J. Flynn

For All Withhold All For All Except

To withhold authority to vote for any individual

nominee(s), mark “For All Except” and write the

number(s) of the nominee(s) on the line below.

Vote on Proposals

2. Proposal to ratify the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2009 fiscal year.

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

For Against Abstain

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

Signature [PLEASE SIGN WITHIN BOX] Date

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report to Shareholders and Form 10-K are available at www.proxyvote.com.

CHPTL2

CHIPOTLE MEXICAN GRILL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS May 21, 2009

The shareholder(s) hereby appoint(s) Steve Ells, Monty Moran, and Jack Hartung, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M. Mountain Time on May 21, 2009, at The Western Tabor Center, 1672 Lawrence Street, Denver, Colorado, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE